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                                                                    EXHIBIT 11

                      SANTA BARBARA RESTAURANT GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
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

                                                                              DECEMBER 31,
                                                              --------------------------------------------
                                                                  1998            1997            1996
                                                              ------------    ------------    ------------
                                                           (Amounts in thousands, except per share amounts)
 Basic Earnings per share:
 Numerator
   Net income (loss)....................................      $      1,376    $        854    $        (48)
                                                              ============    ============    ============
 Denominator
   Basic weighted average number of common shares
      outstanding during the period.....................             8,707           6,471           6,356
 Escrowed restricted shares issued and outstanding
   excluded from basic earnings per share...............              (178)           (178)           (178)
                                                              ------------    ------------    ------------
                                                                     8,529           6,293           6,178
                                                              ============    ============    ============
 Basic net income (loss) per share......................      $        .16    $        .14    $       (.01)
                                                              ============    ============    ============
 Diluted Earnings per share:
 Numerator
   Net income (loss)....................................      $      1,376    $        854    $        (48)
                                                              ============    ============    ============
 Denominator
   Basic weighted average number of common shares
      outstanding during the period.....................             8,529           6,293           6,178
 Incremental common shares attributable to exercise of:
        escrowed restricted shares(a)...................               179             179              --
        outstanding options.............................               161             140              --
        outstanding warrants............................               418           1,140              --
                                                              ------------    ------------    ------------
                                                                       758           1,459              --
                                                              ------------    ------------    ------------
 Diluted weighted average shares........................             9,287           7,752           6,178
                                                              ============    ============    ============
 Diluted net income (loss) per share....................      $        .15    $        .11    $       (.01)
                                                              ============    ============    ============
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(a) Escrowed restricted shares have not been included in loss years because the effect would be antidilutive.